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                                                                     EXHIBIT 24



                           DEGOLYER AND MACNAUGHTON
                              ONE ENERGY SQUARE
                             DALLAS, TEXAS 75206




                                March 7, 1994


MESA Inc.
5205 North O'Connor Blvd.
Suite 1400
Irving, Texas 75039-3746

Gentlemen:

     We hereby consent to the references to our firm under the captions "Business -- Properties" and "Business -- Reserves" in MESA Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993, filed with the Securities and Exchange Commission and to the use of our "Appraisal Report as of December 31, 1993 on Certain Properties owned by MESA Inc. and Hugoton Capital Limited Partnership, including Satanta Plant"; provided, however, the report pertains to values for only a selected portion of the total properties included in the MESA Inc. Form 10-K. Consequently, our estimates have been combined with estimates prepared by MESA Inc.'s engineers and we are necessarily unable to verify the accuracy of the aggregate reserves, revenue, and discounted present worth.


                                        Very truly yours,


                                        /s/ DEGOLYER AND MACNAUGHTON
                                        DeGLOYER and MacNAUGHTON